EXHIBIT 10-41

Model 2017 TSR Award Agreement for UK Employees
AWARD AGREEMENT

PERFORMANCE SHARES

The Executive Compensation Committee of the Gannett Board of Directors has approved your opportunity to receive Performance Shares (referred to herein as “Performance Shares”) under the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of
January 1, 2017, constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference.

Employee:

Subsidiary of Gannett Co., Inc.
employing Employee (the "Subsidiary"):

Country and State of Subsidiary’s principal
place of business (the "Relevant Jurisdiction"):

Grant Date:    1/1/17
Performance Period Commencement Date:    1/1/17

Performance Period End Date:	12/31/19

Performance Share Payment Date:	On a date specified by the Committee that is within the first 90 days of 2020

Target Number of Performance Shares:     _____*

* The actual number of Performance Shares you may receive will be higher or lower depending on the Company’s performance versus certain designated companies and your continued employment with the Company, as more fully explained in the enclosed Terms and Conditions.

Gannett Co., Inc.

________________________________        By: __________________________
Dated    David Harmon
Chief People Officer

Employee Agreement and Acknowledgement

By accepting this Award Agreement, I agree to be bound by this Award Agreement and the attached “Terms and Conditions”. I also agree to use all reasonable effort to perform such acts and execute and deliver such documents as may be required by the Company or the Subsidiary for the purpose of giving full effect to this Award Agreement in the Relevant Jurisdiction. I also consent to the Company processing personal or sensitive data relating to me for any purpose in connection with the implementation, administration, enforcement or performance of the Plan by the Company, and the transfer of all such information from the Relevant Jurisdiction to the United States of America.

By: __________________________
[Employee]

Dated: ________________________

PERFORMANCE SHARES
TERMS AND CONDITIONS
Under the
Gannett Co., Inc.
2015 Omnibus Incentive Compensation Plan

These Terms and Conditions, dated January 1, 2017, govern the right of the employee of the Subsidiary designated in the Award Agreement dated coincident with these Terms and Conditions (the “Employee”) to receive Performance Shares (referred to herein as “Performance Shares”). Generally, the Employee will not receive any Performance Shares unless the specified service and performance requirements set forth herein are satisfied. The Performance Shares are granted under, and are subject to, the Gannett Co., Inc. (the “Company”) 2015 Omnibus Incentive Compensation Plan (the “Plan”). Terms used herein that are defined in the Plan or the Award Agreement shall have the meaning ascribed to them in the Plan or in the Award Agreement. If there is any inconsistency between these Terms and Conditions and the terms of the Plan or the Award Agreement, the Plan’s terms shall supersede and replace the conflicting terms herein as appropriate.
1.    Grant of Performance Shares. Pursuant to the provisions of (i) the Plan, (ii) the individual Award Agreement governing the grant, and (iii) these Terms and Conditions, the Employee may be entitled to receive Performance Shares. Each Performance Share that becomes payable shall entitle the Employee to receive from the Company one share of the Company's common stock ("Common Stock") upon the expiration of the Incentive Period, except as provided in Section 13. The actual number of Performance Shares an Employee will receive will be calculated in the manner described in these Terms and Conditions, including Exhibit A, and may be different than the Target Number of Performance Shares set forth in the Award Agreement.

2.    Incentive Period. Except as otherwise provided in Section 13 below, the Incentive Period in respect of the Performance Shares shall commence on the Performance Period Commencement Date specified in the Award Agreement and end on the Performance Period End Date specified in the Award Agreement.
3.    No Dividend Equivalents. No dividend equivalents shall be paid to the Employee with regard to the Performance Shares.
4.    Delivery of Shares. The Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Performance Shares that have been earned based on the Company’s performance during the Incentive Period as set forth in Exhibit A and satisfaction of the Terms and Conditions set forth herein, which number of shares shall be reduced by the value of all taxes which the Company is required by law to withhold by reason of such delivery. Except as provided in Sections 13 or 14, such delivery shall take place on the Performance Share Payment Date. An Employee shall have no further rights with regard to the Performance Shares once the underlying shares of Common Stock have been delivered.
5.    Forfeiture and Cancellation of Right to Receive Performance Shares.
(a)    Termination of Employment. Except as provided in Sections 6, 13, and 14, an Employee’s right to receive Performance Shares shall automatically be cancelled upon the Employee’s termination of employment (as well as an event that results in the Subsidiary ceasing to be a subsidiary of the Company) prior to the Performance Period End Date, and in such event the Employee shall not be entitled to receive any shares of Common Stock in respect thereof.
(b)    Forfeiture of Performance Shares/Recovery of Common Stock. Performance Shares granted under this Award Agreement are subject to the Company’s Clawback Policy, dated as of December 9, 2015, which may be amended from time-to-time with retroactive effect. In addition, the Company may assert any other remedies that may be available to the Company under applicable law.
6.    Death, Disability, Retirement. Except as provided in Sections 13 or 14 below, in the event that the employment of the Employee shall terminate prior to the Performance Period End Date by reason of death, Disability, termination of employment after attaining age 65, or termination of employment after both attaining age 55 and completing at least 5 years of service, the Employee (or in the case of the Employee's death, the Employee's estate or designated beneficiary) shall be entitled to receive at the Performance Share Payment Date the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Performance Shares which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee's employment not terminated, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Performance Period Commencement Date and the date that employment terminated, and the denominator of which shall be the number of full calendar months from the Performance Period Commencement Date to the Performance Period End Date.
For purposes of this Section 6, “Disability” shall mean the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee shall have full and sole discretionary authority to determine whether an Employee is disabled for purposes of this Plan, and its decision shall be final and binding on all parties.

7.    Non-Assignability. Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.
8.    Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Performance Shares.
9.    Discretionary Plan; Employment. The Plan is discretionary in nature and may be varied, suspended or terminated by the Company at any time and for any reason. With respect to the Plan, (a) each grant of Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares, and the Incentive Period, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Subsidiary and shall not interfere with the ability of the Subsidiary to terminate the Employee’s employment relationship at any time with or without cause; (d) notwithstanding any provision of the Plan, the Award Agreement or these Terms and Conditions, the Employee's participation in the Plan shall not create an employment relationship between the Employee and the Company, and the Plan, the Award Agreement and these Terms and Conditions do not constitute all or any part of any employment contract; (e) the Employee’s participation in the Plan is voluntary; (f) the Performance Shares are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (g) the future value of the Performance Shares is unknown and cannot be predicted with certainty.

10.    Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion to make interpretations and other determinations with respect to all matters relating to the applicable Award Agreements, these Terms and Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to the grant of Performance Shares made to the Employee on the date hereof and shall not apply to any future grants of Performance Shares made to the Employee.
11.    Notices. Notices hereunder shall be in writing and, if to the Company, shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and, if to the Employee, shall be addressed to the Employee at his or her address as it appears on the Company's records.
12.    Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the estate or designated beneficiary of the Employee.
13.    Change in Control Provisions.
Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the right of an Employee to receive Performance Shares under the attached Award Agreement.

(a)    Definitions.
As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)    Acceleration Provisions. In the event of a Change in Control, the number of Performance Shares payable to an Employee shall be calculated in accordance with the Change in Control rules set forth in Exhibit A, subject to the vesting rules set forth below.
(i) In the event of the occurrence of a Change in Control in which the Performance Shares are not continued or assumed (i.e., the Performance Shares are not equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares that have not been cancelled shall become fully vested and shall be paid out to the Employee as soon as administratively practicable on or following the effective date of the Change in Control (but in no event later than 30 days after such event), provided that the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), and such payout will not result in additional taxes under Section 409A. Otherwise, in the event of the occurrence of a Change in Control in which the Performance Shares are not continued or assumed, the vested Performance Shares shall be paid out at the earlier of the Employee’s termination of employment or the Performance Share Payment Date.
(ii) In the event of the occurrence of a Change in Control in which the Performance Shares are continued or assumed (i.e., the Performance Shares are equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares shall not vest upon the Change in Control, provided that the Performance Shares that have not vested under the other provisions of this Award shall become fully vested in the event that the Employee has a “qualifying termination of employment” within two years following the date of the Change in Control. In the event of the occurrence of a Change in Control in which the Performance Shares are continued or assumed, vested Performance Shares shall be paid out to the Employee at the earlier of the Employee’s termination of employment or the Performance Share Payment Date.
A “qualifying termination of employment” shall occur if the Subsidiary involuntarily terminates the Employee without “Cause” or the Employee voluntarily terminates for “Good Reason”. For this purpose, “Cause” shall mean:

•	any material misappropriation of funds or property of the Company, the Subsidiary or their affiliates by the Employee;

•
unreasonable and persistent neglect or refusal by the Employee to perform his or her duties which is demonstrably willful and deliberate on the Employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or the Subsidiary and which is not remedied in a reasonable period of time after receipt of written notice from the Subsidiary specifying such breach;

•	conviction of the Employee of a securities law violation or a felony involving moral turpitude; or

•
the Employee being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law or any equivalent applicable law in the Relevant Jurisdiction.

For this purpose, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Employee’s express written consent, unless such circumstances are fully corrected within 90 days of the Notice of Termination described below:

•	the material diminution of the Employee’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control;

•	a material reduction in the Employee’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;

•
the relocation of the Employee’s office from the location at which the Employee is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Employee’s residence immediately prior to the Change in Control, and recognizing that the Employee shall be expected to travel on the Subsidiary’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change in Control; or

•	the failure by the Subsidiary or its affiliate to pay any material compensation or benefits due to the Employee.
Any termination by the Employee for Good Reason shall be communicated by a Notice of Termination to the Subsidiary that (x) indicates the specific termination provision in the Award Agreement relied upon, and (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Such notice must be provided to the Subsidiary within ninety (90) days after the event that created the “Good Reason”. The Subsidiary will be responsible for delivering notification of the termination of the Employee's employment to the Company and for delivering a copy of any Notice of Termination to the Company, and the Employee's obligations under these Terms and Conditions shall be fully discharged upon delivery of the Notice of Termination to the Subsidiary. The Committee shall have full and sole discretionary authority to determine whether a termination is without "Cause" or for "Good Reason" for purposes of the Plan only (and without prejudice to any employment rights or other causes of action that may exist in respect of the employment relationship between the Employee and the Subsidiary).
(iii)    If in connection with a Change in Control, the Performance Shares are assumed (i.e., the Performance Shares are equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares shall refer to the right to receive such cash and/or equity. An assumption of this Performance Share award must satisfy the following requirements:

•
The converted or substituted award must be a right to receive an amount of cash and/or equity that has a value, measured at the time of such conversion or substitution, that is equal to the value of this Award as of the date of the Change in Control;

•
Any equity payable in connection with a converted or substituted award must be publicly traded equity securities of the Company, a successor company or their direct or indirect parent company, and such equity issuable with respect to a converted or substituted award must be covered by a registration statement filed with the Securities and Exchange Commission that permits the immediate sale of such shares on a national exchange;

•	The vesting terms of any converted or substituted award must be substantially identical to the terms of this Award; and

•
The other terms and conditions of any converted or substituted award must be no less favorable to the Employee than the terms of this Award are as of the date of the Change in Control (including the provisions that would apply in the event of a subsequent Change in Control).

The determination of whether the conditions of this Section 13(b)(iii) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by the Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Employee. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Employee, provided that the Employee shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

14.    Employment or Similar Agreements. The provisions of Sections 1, 4, 5, 6 and 13 of these Terms and Conditions shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement, termination benefits agreement or similar agreement with the Subsidiary that pre-exists the Grant Date and contains specific provisions applying to Plan awards in the case of any change in control or similar event or termination of employment, and if there is any conflict between the terms of such employment agreement, termination benefits agreement or similar agreement and the terms of Sections 1, 4, 5, 6 or 13, the employment agreement or termination benefits agreement shall control.
15.    Grant Subject to Applicable Regulatory Approvals. Any grant of Performance Shares under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Relevant Jurisdiction. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Performance Shares may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.
16.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.
17.    Foreign Exchange Controls. Employees in certain jurisdictions may be subject to foreign exchange control restrictions that may require those Employees to notify the applicable monetary authority of their participation in the Plan and any cross-border cash transactions or impose obligations to repatriate any proceeds from the sale of Common Stock. The Company shall not be responsible for an Employee's compliance with any applicable laws in the Relevant Jurisdiction, and the Employee is responsible for obtaining its own legal advice in connection with any such matters.
18.     Data Protection. Each Employee has been provided with a copy of the Company's data protection policy, and by entering into the Award Agreement confirms that he or she has read and understood that policy. The Company may change its data protection policy at any time and will notify the Employee in writing of any changes. The Employee consents to the Company, the Subsidiary or any affiliate of the Subsidiary processing personal or sensitive data relating to the Employee for any purpose in connection with the implementation, administration or performance of the Plan by the Company. In particular, the Employee consents to processing of sensitive personal data including details of the Employee's racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation, or any other data such that the Company, the Subsidiary or any affiliate of the Subsidiary may require to comply with legal requirements and obligations to third parties including public authorities. The Company may make such information available to any subsidiary or affiliate of the Company, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Employee works, and as may be required by law. The Employee acknowledges that the Company is registered outside the European Economic Area and by entering into the Award Agreement expressly consents to the transfer of all such information to the Company (and other permitted transferees) outside the European Economic Area in order to facilitate the Employee's participation in the Plan, even where the recipient country or territory in question does not maintain adequate data protection standards.

19.    Compliance with Section 409A. This Award is intended to comply with the requirements of Section 409A so that no taxes under Section 409A are triggered, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A). If any provision of these Terms and Conditions would otherwise conflict with or frustrate this intent, the provision shall not apply. Notwithstanding any provision in this Award Agreement to the contrary and solely to the extent required by Section 409A, if the Employee is a “specified employee” within the meaning of Code Section 409A and if delivery of shares is being made in connection with the Employee’s separation from service other than by reason of the Employee’s death, delivery of the shares shall be delayed until six months and one day after the Employee’s separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Employee’s death). The Company shall not be responsible or liable for the consequences of any failure of the Award to avoid taxation under Section 409A.

Exhibit A
Performance Share Calculation

The number of Performance Shares that the Employee will be entitled to receive if the Employee satisfies the applicable service requirements will be calculated based on how the Company’s Total Shareholder Return compares to the Total Shareholder Return of the Comparator Companies during the Incentive Period (i.e., the Company’s Total Shareholder Return will be ranked against the Total Shareholder Return of the Comparator Companies). Specifically, the Committee shall calculate the number of Performance Shares that may be paid to the Employee by multiplying the Employee’s Target Number of Performance Shares by the applicable percentage determined as follows:

1.	Calculate the Total Shareholder Return for the Company and each of the Comparator Companies from the first day of the Incentive Period to the applicable measurement date.

2.	Calculate the percentile ranking of each Comparator Company (excluding the Company) based on its Total Shareholder Return during the applicable measurement period;

3.
Determine the Company’s percentile ranking based on its Total Shareholder Return and the percentile rankings of the Comparator Companies with Total Shareholder Returns immediately above and below the Company using straight line interpolation; and

4.
Calculate the Resulting Shares Earned percentage based on the Company’s percentile ranking and the below chart using straight line interpolation. The Resulting Shares Earned percentage is the applicable percentage used to determine the number of Performance Shares that have been earned.

Company’s Percentile in 3-Year TSR vs. Comparator Companies	Resulting Shares Earned (% of Target)	Value of Each Share Earned
90th or above	200%	Each share earned is also impacted by share price change during the cycle
70th	150%
50th	100%
30th	50%
<30th	0%
Straight-line interpolation between points

For purposes of calculating the payout, the Company’s performance versus the Comparator Companies will be based on the average payout that would be made based on the Company’s cumulative Total Shareholder Return relative to the Comparator Companies at the end of each of the last 4 quarters of the Incentive Period.

Other Rules:

1.    In the event that the price of a share of the Company’s Common Stock on the Performance Share Payment Date is more than 300% of the price of a share of the Company’s Common Stock on the Performance Period Commencement Date, the number of shares delivered under the Award will be reduced so the value of the Award does not exceed 300% of the price of a share of the Company’s Common Stock on the Performance Period Commencement Date multiplied by the number of Performance Shares earned. For example, if (i) the Company’s share price is $10 on the Performance Period Commencement Date, (ii) the Employee’s Target Number of Shares is 100, (iii) the Employee earns 100% of the Target Number of Shares (or 100 shares), and (iv) the value of such shares on the Performance Share Payment Date is $50, the number of the shares will be reduced because the value of the shares on the Performance Share Payment Date exceeds 300% of the value of the shares on the Performance Period Commencement Date. Specifically, the award to the Employee would be reduced to 60 shares (i.e., (100 shares x (300% x $10)/$50)).
2.    Comparator Companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at -100% Total Shareholder Return.
3.    The following rules shall apply to Comparator Companies during the Incentive Period:
(a)    If a Comparator Company enters into or becomes subject to a definitive agreement to be acquired (whether by acquisition, merger, tender offer or otherwise) on or before the last day of the second year of the Incentive Period, the Comparator Company will be eliminated from the Total Shareholder Return calculations for the entire period.  If, however, such an agreement is rescinded, revoked or abandoned by the end of the second year of the Incentive Period and no new agreement is entered into by the end of the second year, the Comparator Company will be taken into account unless it is subject to another rule set forth below.
(b)    If a Comparator Company is subject to a public announcement of a takeover attempt or enters into or is subject to a definitive agreement to be acquired in the third year of the Incentive Period, the Comparator Company will be fixed above or below Gannett using 30-trading day average prices for both companies up to the day before the announcement of the takeover attempt or definitive agreement. If fixed above Gannett, such Comparator Company will be placed at the top of the rankings of Comparator Companies, and if fixed below Gannett, such Comparator Company will be placed at the bottom of the rankings of Comparator Companies.
(c)    If a Comparator Company enters into or is subject to a definitive agreement to be acquired by Gannett or one of its subsidiaries, it will be eliminated from the Total Shareholder Return calculations for the entire measurement period.
Definitions:

“Total Shareholder Return” means a fraction whose numerator is the stock price change plus dividends paid on such stock (which are assumed to be reinvested in the stock) and whose denominator is the stock price on the Performance Period Commencement Date.

“Comparator Companies” means:

A.H. Belo Corp.	Angie’s List, Inc.	Harte Hanks, Inc.
IAC/Interactivecorp	Lee Enterprises, Inc.	McClatchy Co. – CL A
Meredith Corp.	New Media Investment Group	New York Times Co. – CL A
News Corp.	Time, Inc.	Tronc Inc.
Yelp, Inc.

The Committee, in its sole discretion, is responsible for making the above calculations.
Change In Control
In the event of a Change in Control to the Company and provided that the Employee’s right to receive Performance Shares has not previously been cancelled, the number of Performance Shares an Employee may be paid will be calculated based on the Company’s relative Total Shareholder Return positioning on the date of the Change in Control and there will be no four quarter averaging. Notwithstanding the foregoing, if the Change in Control occurs in the first twelve (12) months of the Incentive Period, the Employee will, instead, receive the Target Number of Performance Shares as set forth in the Employee’s Award Agreement; provided that the Employee’s right to receive Performance Shares has not previously been cancelled.
Code Section 162(m)
This Award is intended to comply with the requirements of Internal Revenue Code Section 162(m) to the extent such requirements are applicable and the provisions of this Award shall be interpreted and administered consistently with that intent. In that light, the following rules shall apply to the award:

(a)
To the extent permitted by Code Section 162(m) and the Plan, the Committee shall have the authority to adjust the number of Performance Shares that are payable under the Award Agreement, adjust the Total Shareholder Return calculations or alter the methodology for calculating the number of Performance Shares to take into account the effects of a stock split, reverse stock split, stock dividend, spin-off, reorganization, recapitalization or similar transaction.

(b)
The aggregate grant with respect to awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one participant under the Plan may not exceed the value of five hundred thousand (500,000) Shares.

(c)
Before any Performance Shares are paid to the Employee, the Committee will certify, in writing, the Company’s satisfaction of the pre-established performance target and the number of Performance Shares payable to the Employee.

Jan. 2017